DATED this 15th day of September 2014

MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC.

AND

BONE BIOLOGICS, INC.

LOAN AGREEMENT

THIS LOAN AGREEMENT is made the 15th day of September 2014

BETWEEN:

(1)	MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC., a non-profit corporation organized under the laws of the District of Columbia, located at 125 May St., Suite 300, Edison, New Jersey 08837; and

(2)	BONE BIOLOGICS, INC., a California corporation, located at 100 Rancho Road, Suite 7-231, Thousand Oaks, California 91362.

WHEREAS, AFH Acquisition X, Inc. (“AFH”) and its wholly-owned subsidiary, Bone Biologics Acquisition Corp. (“Merger Sub”) intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”), by and among AFH, the Borrower and Merger Sub.

WHEREAS, pursuant to the terms of the Merger Agreement, the Borrower intends to merge with Merger Sub, with the Borrower as the surviving entity (the “Merger”);

WHEREAS, after the Merger, AFH shall cease to be a shell company, as defined in the rules of the Securities and Exchange Commission, and AFH will officially change its name to “Bone Biologics, Corp.”

WHEREAS, Lender has agreed to loan funds to Borrower on the terms and conditions set forth herein.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement unless the context otherwise requires the following terms shall have the respective meanings attached thereto:

“this Agreement”	means this Loan Agreement, dated September 15, 2014, between the Borrower and the Lender, as the same may be amended, modified or supplemented, from time to time.

“the Loan”	means the amounts loaned under this Agreement and memorialized in the Note, which amounts shall not exceed $500,000.00 (Five Hundred Thousand Dollars).

“the Borrower”	means Bone Biologics, Inc.

“Business Day”	means any day on which the clearing banks are open for business in New Jersey.

“the Lender”	means Musculoskeletal Transplant Foundation, Inc.

“Repayment Date”	means the earlier to occur of (i) the date on which at least $1 million is loaned to or invested in Bone Biologics, Corp. or (ii) December 31, 2014.

“the Obligations”	means (a) all payment and performance obligations of every kind, nature and description of Borrower under this Agreement (including, without limitation, with any interest, fees and other charges on the Loan that would accrue but for the filing of a bankruptcy action, whether or not such claim is allowed in such bankruptcy action), whether such obligations are direct or indirect, arising in connection with an interest rate swap agreement or other similar interest rate hedging agreement or otherwise, absolute or contingent, due or not due, contractual or tortuous, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and (b) (to the extent not included in the preceding clause (a)) the obligation of Borrower or any obligor to pay an amount equal to the amount of any and all damage which Lender may suffer by reason of a breach by such Person of any obligation, covenant or undertaking with respect to this Agreement.

1.2	Unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender and words importing persons include bodies corporate and unincorporated, and (in each case) vice versa.

1.3	The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.4	References to this Agreement include the Recitals, the Clauses, Schedules and Attachments to this Agreement as any of them shall be amended, varied or supplemented from time to time and references to a Clause, Schedule or Attachment are references to Clauses of or Schedules or Attachments to this Agreement.

2.	Advances

Subject to the terms and conditions of this Agreement, upon the execution and delivery of this Agreement and the Lender’s receipt of an original Promissory Note in the form attached hereto as Exhibit A (the “Note”), Borrower may, on or before October 31, 2014, request from Lender, and Lender shall provide to Borrower, advances in an amount not to exceed $250,000. After October 31, 2014 and prior to the Repayment Date, Borrower may request from Lender additional advances not to exceed an aggregate principal Note balance of $500,000. All advance made to Borrower shall be immediately recorded on Exhibit 1 to the Note.

3.	Interest

Interest at the annual rate of eight and one-half percent (8.5) shall accrue annually on the Loan commencing on the date of the advance of the Loan and shall be payable by Borrower on a quarterly basis.

4.	Repayment

4.1	The Borrower shall repay the Loan together with any amount of interest accrued thereon on the Repayment Date in U.S. dollars by wire transfer to such bank account as the Lender shall communicate in writing to the Borrower. For avoidance of doubt, to the extent at least $1 million is loaned to or invested in Bone Biologics, Corp. prior to December 31, 2014, the parties agree that once all fees in connection with the Merger and the private placement have been paid by Bone Biologics, Corp., Bone Biologics, Corp. will use any additional proceeds received in the private placement to pay all outstanding principal, interest and penalties then outstanding with respect to this Agreement, including the Note.

4.3	In further consideration of this Agreement and the Loan, Borrower shall grant to Lender 625,000 warrants, in the form attached hereto as Exhibit B, in Borrower at a strike price of $1.62.

5.	Early Repayment

5.1	The Borrower may at any time prior to the Repayment Date pay the Loan or any part thereof, provided that any partial repayment of the Loan must be paid in multiples of USD $10,000.00.

5.2	No amount repaid, whether under clause 5.1 or otherwise, may be redrawn.

5.3	The Lender may in its discretion demand payment of a fee equivalent to one month’s interest in the event that the full amount of the Loan is repaid before the Repayment Date.

6.	Payments

6.1	All payments made by the Borrower to the Lender under this Agreement shall be made without set-off or counterclaim and without any deduction by credit to such bank account as the Lender may designate. If the Borrower is compelled to make any deductions for taxes or otherwise, additional amounts shall be paid by Borrower to Lender to ensure receipt by the Lender of the full amount, which the Lender would have received, but for such deduction.

6.2	If any due date for a payment under this Agreement is not a Business Day, the due date will be extended to the next Business Day.

7.	Events of default

If any of the events of default (each, an “Event of Default”) occurs then and at any time thereafter the Lender may by written notice terminate its obligations hereunder, additional funds otherwise available under the Loan may not be drawn, and the Loan shall be immediately due and payable, including accrued interest, in accordance with Clause 4:

7.1	If the Borrower fails to pay any sum when due under this Agreement or the Note or to comply with any other term of this Agreement or the Note; or

7.2	Any information given or warranty or representation made by or at the request of the Borrower proving inaccurate; or

7.3	Commencement of insolvency proceedings against the Borrower, the Borrower becomes unable to pay its debts as they fall due, or reaches a compromise with its creditors; or

7.4	It becomes illegal for the Lender to make or maintain any of its obligations hereunder; or

7.5	Any other circumstances which may reasonably lead the Lender to believe that his position might be prejudiced or that the Borrower’s obligations will not be met.

8.	Miscellaneous payments

The Borrower will pay the following:

8.1	Any stamp duties payable in connection with this Agreement;

8.2	Such amount as is necessary to indemnify the Lender against the consequences of any non-compliance or event of default specified in Clause 7;

8.3	All costs, including legal fees incurred by the Lender in connection with the preparation, preservation of rights under, administration and enforcement of this Agreement; and

8.4	Losses flowing from any judgment, claim or proof being payable in a different currency from that agreed.

9.	No waiver

No failure or delay by the Lender in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof or prejudice any other or further exercise by the Lender of any of its rights or remedies under this Agreement. The rights and remedies in this Agreement are cumulative and not exclusive of any right or remedies provided by law.

10.	Assignment

Following consummation of the Merger, Borrower agrees to use best commercial efforts to assign the Loan and Note to Bone Biologics, Corp. and Lender agrees to support such assignment. Except as set forth in the immediately preceding sentence, neither party may without the prior written consent of the other party, assign all or any of its rights under this Agreement and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal successors and assigns.

11.	Entire Agreement

11.1	This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and may not be amended or modified in any respect or to any extent whatsoever, except by an instrument in writing, executed by each of the parties hereto.

11.2	This Agreement may be executed in any number of counterparts or duplicates each of which shall be an original, but the counterparts or duplicates shall together constitute one and the same agreement.

12.	Severability

In the event that any of the provisions contained herein shall be invalid or unenforceable, then the remaining provisions shall be construed as if such invalid or unenforceable provisions were not contained herein;

13.	Notices

13.1	Any notice or other communication in connection with this Agreement or with any arbitration under this Agreement shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent:

in the case of the Lender to:

Musculoskeletal Transplant Foundation, Inc.
125 May Street, Suite 300
Edison, NJ 08837
Attn:	Michael J. Kawas, Executive Vice President and Chief Financial Officer
Fax:	(805) 496-8937

in the case of the Borrower to:

Bone Biologics, Inc.
175 May Street, Suite 400
Edison, NJ 08837
Attn:	William Jay Treat, President and Chief Technology Officer
Fax:	(732) 661-2152

or (in either case) to such other address or fax number as the relevant party may have notified to the other in accordance with this Clause.

13.2	Any Notice may be delivered by hand or sent by registered mail or fax, provided that in the case of Notices sent by fax, a copy of the Notice is sent by hand or registered mail to the relevant party within two Business Days of the date on which the fax is sent. Without prejudice to the foregoing, any Notice shall, unless the contrary is proved by the addressee, be deemed to have been received, if sent by fax, on the next Business Day in the place to which it is sent, if sent by registered mail, the seventh business day after posting, or if delivered by hand, at the time of delivery.

14.	Governing Law

This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the laws of the State of New Jersey without regard to conflict or choice of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement the day and year first above written:

SIGNED for and on behalf of: MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC.:

/s/ Michael J. Kawas
Name:	Michael J. Kawas
Title:	Executive Vice President and Chief Financial Officer

SIGNED for and on behalf of BONE BIOLOGICS, INC.:

/s/ William Jay Treat
Name:	William Jay Treat
Name:	President and Chief Technology Officer

EXHIBIT A

PROMISSORY NOTE

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

PROMISSORY NOTE

September 15, 2014

For value received, Bone Biologics, Inc., a California corporation (“Borrower” or the “Company”) promises to pay to Musculoskeletal Transplant Foundation, Inc., a District of Columbia non-profit corporation or its assigns (“Lender”) the aggregate principal amount of $500,000.00 or so much thereof as may be advanced from time to time by Lender to Borrower under this Promissory Note (the “Note”) upon their mutual agreement as evidenced by their initials on the attached grid (each, an “Advance” and collectively, the “Advances”) with simple interest on the outstanding principal amount at the rate eight and one-half percent (8.5%) per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

2. All Advances and prepayments made on account of principal hereof shall be recorded on the grid attached hereto as Exhibit 1 and made a part hereof and initialed by Borrower and Lender where indicated. Each Advance shall be subject to the mutual consent of the Borrower and Lender; provided that nothing set forth in this Note or otherwise shall obligate Lender to make any Advance hereunder. The aggregate principal amount of all Advances shall not exceed $500,000.00.

3. This Note and all outstanding principal and accrued and unpaid interest shall be due and payable upon demand of the Lender at any time after the date that is 30 days after the most recent Advance made under this Note.

4. Borrower may prepay this Note at any time.

5. Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.

6. Borrower shall use the Advances made hereunder only for operations and general working capital needs.

7. If there shall be any Event of Default (as defined herein) hereunder, at the option and upon the declaration of the holder of this Note, and notwithstanding anything to the contrary herein, this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable and additional funds otherwise available under this Note will not be Advanced. The occurrence of any one or more of the following shall constitute an Event of Default (each, an “Event of Default”):

1

(a) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(b) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receive, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower; or

(c) Borrower uses any of the proceeds of the Advances for any purpose other than as set forth in Paragraph 6 hereof.

8. This Note shall be governed by and construed under the laws of the State of New Jersey, as applied to agreements among New Jersey residents, made and to be performed entirely within the State of New Jersey, without giving effect to conflicts of laws principles.

9. Notwithstanding any provision contained herein, if at any time the rate of interest on this Note shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Lender to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate exceeding the maximum rate so permitted shall be deemed a voluntary prepayment of principal.

10. Any term of this Note may be amended or waived with the written consent of Borrower and the Lender.

11. This Note may not be transferred or assigned, other than to Bone Biologics, Corp., without the prior written consent of the Lender.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

ATTEST:	BONE BIOLOGICS, INC.

By:	By:
Name:	Name:	William Jay Treat
Title:	Title:	President and Chief Technology Officer

EXHIBIT 1

ADVANCES AND PREPAYMENTS OF PRINCIPAL

	Amount of	Amount of	Principal Balance	Initials
	Loan Made	Loan Prepaid	Remaining	(Borrower
Date	This Date	This Date	Unpaid	and Lender)

EXHIBIT B

FORM OF WARRANT AGREEMENT

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Warrant No. CW-487	Number of Shares: 625,000
Date of Issuance: September 1, 2014	(subject to adjustment)

BONE BIOLOGICS, INC.

Common Stock Purchase Warrant

Bone Biologics, Inc., a California corporation (the “Company”), for value received, hereby certifies that Musculoskeletal Transplant Foundation, Inc., or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 6 below), up to 625,000 shares (as adjusted from time to time pursuant to the provisions of this Warrant) of $0.0001 par value per share common stock of the Company (the “Common Stock”), at an exercise price of $1.62 per share. The shares issuable upon exercise of this Warrant and the exercise price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are sometimes hereinafter referred to as the “Warrant Stock” and the “Exercise Price,” respectively.

1. Exercise.

(a) Manner of Exercise. This Warrant may be exercised by the Registered Holder, at any time and from time to time on or before the Expiration Date, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the aggregate Exercise Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise (the “Purchase Price”), unless the Registered Holder exercises its net issue rights as set forth in Section 1(c) below. The Purchase Price may be paid by cash, check, wire transfer or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Registered Holder.

(b) Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock to be represented by such certificates.

(c) Net Issue Exercise.

(i) In lieu of exercising this Warrant in the manner provided above in Section 1(a), the Registered Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Company shall issue to such Registered Holder a number of shares of Common Stock computed using the following formula:

X =	Y (A-B)
A

Where	X =	The number of shares of Common Stock to be issued to the Registered Holder.

	Y =	The number of shares of Common Stock purchasable under this Warrant (at the date of such calculation).

	A =	The fair market value of one share of Common Stock (at the date of such calculation).

	B =	The Exercise Price (as adjusted to the date of such calculation).

(ii) For purposes of this Section 1(c), the fair market value of one share of Common Stock on the date of calculation shall mean:

(A) if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value of Common Stock shall be the initial “Price to Public” per share specified in the final prospectus with respect to the offering;

(B) if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Company’s Common Stock is traded on a securities exchange or The Nasdaq Stock Market or actively traded over-the-counter:

(1) if the Company’s Common Stock is traded on a securities exchange or The Nasdaq Stock Market, the fair market value shall be deemed to be the average of the closing prices over a 30 day period ending three days before the date of calculation; or

(2) if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid or sales price (whichever is applicable) over the 30 day period ending three days before the date of calculation; or

(C) if neither (A) nor (B) is applicable, the fair market value shall be at the highest price per share which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for shares of the Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors, unless the Company is at such time subject to a Significant Transaction as described in Section 6(b) below, in which case the fair market value per share of the Common Stock shall be deemed to be the value of the consideration per share received by the holders of such stock pursuant to such acquisition.

(d) Delivery to Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within three business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor and with the same date, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment thereof) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a) above (without giving effect to any adjustment thereof).

2. Adjustments.

(a) Stock Splits and Dividends. If outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of the Common Stock, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of the Common Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

(b) Reclassification, Etc. In case of any reclassification or change of the outstanding securities of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 2(a); and in each such case, the terms of this Section 2 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

(c) Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Exercise Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

3. Transfers.

(a) Unregistered Security. Each holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

Transferability. Subject to the provisions of Section 3(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(b) Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4. No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

5. Representations and Warranties of the Registered Holder. The Registered Holder hereby represents and warrants to the Company as follows:

(a) Purchase Entirely for Own Account. The Registered Holder acknowledges that this Warrant is given to the Registered Holder in reliance upon the Registered Holder’s representation to the Company, which by its acceptance of this Warrant the Registered Holder hereby confirms, that the Warrant, and the Warrant Stock (collectively, the “Securities”) being acquired by the Registered Holder are being acquired for investment for the Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the same except under circumstances that will not result in a violation of the Securities Act or any other federal or state securities laws. By executing this Warrant, the Registered Holder further represents that the Registered Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Registered Holder represents that it has full power and authority to execute this Warrant. The Registered Holder has not been formed for the specific purpose of acquiring any of the Securities.

(b) Disclosure of Information. The Registered Holder has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management. The Registered Holder understands that such discussions, as well as any written information issued by the Company, were intended to describe the aspects of the Company’s business which it believes to be material.

(c) Restricted Securities. The Registered Holder understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Registered Holder’s representations as expressed herein. The Registered Holder understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Registered Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Registered Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Registered Holder’s control, and which the Company may not be able to satisfy.

(d) No Public Market. The Registered Holder understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Securities.

(e) Legends. The Registered Holder understands that the Securities, and any securities issued in respect of or exchanged for the Securities, may bear one or all of the following legends:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(f) Accredited Investor. The Registered Holder is either an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or has such knowledge and experience (or is relying on a purchaser representative who has such knowledge and experience) in financial and business matters that the Registered Holder is capable of evaluating the merits and risks of acquiring the Securities.

6. Termination. This Warrant (and the right to purchase Warrant Stock upon exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”): (a) the date that is seven (7) years after the Date of Issuance (b) the sale, conveyance or disposal of all or substantially all of the Company’s property or business or the Company’s merger with or into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company) or any other transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of (each a “Significant Transaction”), provided that this Section 6(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company or to an equity financing in which the Company is the surviving corporation, or (c) the closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act. In the event of a Significant Transaction, the Registered Holder shall thereafter be entitled to purchase the kind and amount of shares of stock and other securities and property (including cash) which the Registered Holder would have been entitled to receive had this Warrant been exercised immediately prior to the effective date of such Significant Transaction.

7. The Merger. The Company intends to enter into an Agreement and Plan of Merger pursuant to which the Company will merge (the “Merger”) with and into a subsidiary (“Sub”) of AFH Acquisition X, Inc., a Delaware corporation (“BB Corp.”), resulting in the Company becoming a wholly-owned subsidiary of BB Corp. Upon consummation of the Merger, BB. Corp will change its name to “Bone Biologics, Corp.,” and the separate existence of Sub will end. If the Merger is consummated, BB Corp. will, upon consummation of the Merger, issue a new warrant (the “New Warrant”) to the Registered Holder. The New Warrant will contain terms substantially identical to the terms contained in this Warrant. Upon the Registered Holder’s receipt of the New Warrant, the New Warrant will become effective, and this Warrant will become null and void.

8. Piggyback Registrations. The Company shall notify the Registered Holders in writing at least thirty (30) days prior to the initial filing of any future registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan, acquisition or a corporate reorganization,), and will afford each Registered Holder an opportunity to include in such registration statement all or any part of the Warrant Shares then held by such Registered Holder that are not currently included in another registration statement. Each Registered Holder desiring to include in any such registration statement all or any part of the Warrant Shares held by such Registered Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Warrant Shares such Registered Holder wishes to include in such registration statement. If a Registered Holder decides not to include all of its Warrant Shares in any registration statement thereafter filed by the Company, such Registered Holder shall nevertheless continue to have the right to include any Warrant Shares in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

9. Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

10. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of the Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

11. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

12. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

13. No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

14. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

15. Headings. The headings in this Warrant are used for convenience only and are not to be considered in construing or interpreting any provision of this Warrant.

16. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law.

17. Successors and Assigns. Unless otherwise provided in this Warrant, the terms and conditions of this Warrant shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties. Nothing in this Warrant, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Warrant, except as expressly provided in this Warrant.

18. Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

19. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision or provisions shall be excluded from this Warrant, and the balance of this Warrant shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms.

20. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Warrant, upon any breach or default of any other party under this Warrant, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to any party, shall be cumulative and not alternative.

21. Notices. Unless otherwise provided herein, any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, or as subsequently modified by written notice.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Warrant as of the date first forth above.

BONE BIOLOGICS, INC.:

By:
Name:	Michael Schuler
Title:	Chief Executive Officer

Address:	100 Rancho Road
Suite 7 - #231
Thousand Oaks, CA 91362

MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC.:

By:
Name:	Michael J. Kawas
Title:	Executive Vice President
and Chief Financial Officer

Address:	Musculoskeletal Transplant
Foundation, Inc.
125 May Street, Suite 300
Edison, NJ 08837590

EXHIBIT A

PURCHASE/EXERCISE FORM

To: Bone Biologics, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant No. CW-487 (the “Warrant”), hereby irrevocably elects to (a) purchase _____ shares of the Common Stock covered by the Warrant and herewith makes payment of $ _________, representing the full purchase price for such shares at the price per share provided for in the Warrant, or (b) exercise the Warrant for _______ shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 1(c) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 5 of the Warrant and by its signature below hereby makes such representations and warranties to the Company. Defined terms used but not defined in this Purchase/Exercise Form shall have the meanings assigned to them in the Warrant.

Signature:

Name (print):

Title (if applic.):

Company (if applic.):

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, _________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Common Stock covered thereby set forth below, to:

Name of Assignee	Address/Fax Number	No. of Shares

Dated:	Signature:

Witness:

EXHIBIT C

FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND CONSENT AGREEMENT

This ASSIGNMENT, ASSUMPTION AND CONSENT AGREEMENT (the “Assignment”) is entered into as of September ___, 2014, between Bone Biologics, Inc. (“BBI”) and Bone Biologics, Corp. (“BBD”), and with the consent of Musculoskeletal Transplant Foundation, Inc. (“MTF”). BBI and BBC are collectively referred to herein as the “parties.”

RECITALS

WHEREAS, BBI and MTF are parties to that certain Loan Agreement, dated as of September 15, 2014 (the “Loan Agreement”);

WHEREAS, pursuant to the Loan Agreement, MTF agreed to advance to BBI an amount not to exceed $500,000;

WHEREAS, the advances by MTF to BBI under the Loan Agreement are memorialized in a Promissory Note issued by BBI to MTF, dated as of September 15, 2014, in the maximum principal amount of $500,000 (the “Note” and together with the “Loan Agreement,” the “Assigned Obligations”);

WHEREAS, pursuant to the Loan Agreement, BBI is obligated to use best commercial efforts to assign the Assigned Obligations to BBC and MTF is obligated to support BBI in such efforts;

WHEREAS, BBC desires to acquire from BBI all of BBI’s right, title and interest in the Assigned Obligations, and BBI desires to assign such right, title and interest to BBC, subject to the terms and conditions set forth in this Assignment; and

WHEREAS, MTF wishes to formally consent to such assignment in accordance with the terms of this Assignment.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, BBI and BBC hereby agree as follows, with the consent of MTF:

1. Assignment. This Assignment shall be effective on September ___, 2014 (the “Effective Date”). On the Effective Date, all of BBI’s right, title and interest in, and all of its obligations under, the Assigned Agreement shall be automatically assigned to and assumed by BBC without any further act of the parties.

2. Assumption. BBC hereby agrees to accept the assignment in the manner set forth above and to assume all of BBI’s obligations under the Assigned Agreement, whether existing as of the Effective Date or arising thereafter.

3. Notice Addresses. The address and facsimile transmission number of BBI, BBC and MTF, for purposes of notices under this Assignment, are specified with the signatures below.

4. MTF Consent. MTF consents to the foregoing, if and to the extent required by the terms and provisions of the Assigned Obligations.

5. Third Parties. The parties intend that MTF is a third party beneficiary of this Assignment.

6. Miscellaneous.

(a) Governing Law. This Assignment shall be governed by and construed under and in accordance with the internal laws of the State of New Jersey.

(b) Headings. The headings in this Assignment are inserted for convenience only and shall not constitute a part hereof.

(c) Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

(d) Counterparts; Facsimile Signature. This Assignment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Each of the parties to this Assignment agrees that a signature affixed to a counterpart of this Assignment and delivered by facsimile or other electronic transmission by any person is intended to be its, his or her signature and shall be valid, binding and enforceable against such person.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Assignment, Assumption and Consent Agreement as of the date first written above.

SIGNED for and on behalf of BONE BIOLOGICS, INC.:

Name:	William Jay Treat
Title:	President and Chief Technology Officer

SIGNED for and on behalf of BONE BIOLOGICS, CORP.:

Name:	William Jay Treat
Title:	President and Chief Technology Officer

SIGNED, solely for purposes of Paragraph 4 of this Agreement, for and on behalf of MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC.:

Name:	Michael J. Kawas
Title:	Executive Vice President and
Chief Financial Officer